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                                                                Exhibit 10(c)(2)


                          BATTLE MOUNTAIN GOLD COMPANY
                        CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE 1
ESTABLISHMENT OF PLAN

         As of the Effective Date, the Company hereby establishes a severance compensation plan known as the Battle Mountain Gold Company Change in Control Severance Plan as set forth in this document.

ARTICLE 2
DEFINITIONS

         As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

         2.1 ANNUAL COMPENSATION means for a Participant the sum of the following, determined on the day during the Change in Control Window Period preceding the Participant's Termination Date on which the Participant's Annual Compensation is highest (when the same date is used in Sections 2.1(a), (b) and (c) below) ("Relevant Date"):

                 a. the Participant's base salary determined by annualizing the rate of his or her base salary in effect on the Relevant Date;

                 b. short term cash bonus amount, if any, paid to the Participant during the 12-month period ending on the Relevant Date; and

                 c. long term performance unit awards, if any, paid to the Participant during the 12-month period ending on the Relevant Date;

provided, however, that in no event shall "Annual Compensation" include any payments made to a Participant pursuant to any agreement with or plan of the Company that are made in connection with any "change in control" or similar definition in such agreement or plan.

         2.2     BOARD means the Board of Directors of the Company.

         2.3 CHANGE IN CONTROL shall be deemed to occur on the first of any one of the following events which takes place after the Effective Date:

                 a. any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) except Noranda Inc. is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Company Securities representing 30 percent or more of the combined voting power of the then outstanding Company Securities;
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                 b.       the first purchase of Company Securities pursuant to
         a tender or exchange offer (other than a tender or exchange offer made by the Company);

                 c. the approval by the holders of Company Securities of a reorganization, merger, combination or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, unless in each case following the consummation of such transaction more than 70 percent of the combined voting power of Company Securities outstanding prior to such consummation will continue (as Company Securities or as securities of a successor entity) to be beneficially owned, directly or indirectly, by all or substantially all of the persons who were beneficial owners immediately prior thereto in substantially the same proportion; or

                 d. during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, provided that any new director whose election or nomination for election by the holders of Company Securities was approved in advance by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period shall be considered as though such person were a director at the beginning of the period.

"Company Securities" shall mean the common stock of the Company and the exchangeable shares of Battle Mountain Canada Ltd. taken together.

         2.4 CHANGE IN CONTROL WINDOW PERIOD means the period which begins 120 days prior to the Change in Control and ends three years after the Change in Control, provided that a termination of employment will not be considered to have occurred in the Change in Control Window Period if it takes place in the 120 days prior to the Change in Control but before the Company contemplates the Change in Control.

         2.5 CODE means the Internal Revenue Code of 1986, as amended from time to time; 26 U.S.C. Section 1 et. seq.

         2.6 COMMITTEE means the Compensation and Stock Option Committee of the Board of Directors of the Company.

         2.7 COMPANY means Battle Mountain Gold Company, a Nevada corporation.

         2.8 DISABILITY means a disability which qualifies as a total and permanent disability under the Company's long-term disability insurance policy which is generally applicable to Company employees.

         2.9 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time; 29 U.S.C. Section 1001 et. seq.



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         2.10    EFFECTIVE DATE means December 2, 1997, being the date of
approval of the Plan by the Committee, or such other date as the Committee shall designate in its resolution approving the Plan.

         2.11    EXECUTIVE EMPLOYEE means a key employee of the Company.

         2.12 GOOD REASON means any of the following Company acts or failures to act which occur during the Change in Control Window Period, except where made in connection with a Termination for Cause or the Executive Employee's Disability or death:

                 a. change in the Executive Employee's status, title, position, duties or responsibilities which, in the Executive Employee's reasonable judgment, represents a substantial reduction of his or her immediately prior status, title, position, duties or responsibilities;

                 b. failure to either (i) continue in effect any material salary, compensation or benefit plan, program or practice in which the Executive Employee was participating immediately prior to such failure, or (ii) provide the Executive Employee with salary, compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided under each such plan, program and practice as in effect immediately prior to such failure;

                 c. requirement that the Executive Employee (without his or her consent) be based at any place outside a 35 mile radius of his or her prior place of employment, except for reasonably required travel on the Company's business or, in the event the Executive Employee consents to any such relocation, the Company's failure to pay (or reimburse the Executive Employee for) all reasonable moving expenses incurred by him or her relating to a change of principal residence in connection with such relocation and to indemnify Executive Employee against any loss realized in the sale of Executive Employee's principal residence in connection with any such change of residence;

                 d.       material breach of any provision of this Plan; or

                 e. purported termination of the Executive Employee's employment for cause by the Company which does not meet the definition of "Termination for Cause" in this Plan.

         2.13 NOTICE OF TERMINATION means a written notice which specifies the Termination Date and indicates the specific provisions in this Plan relied upon as the basis for any termination of employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive Employee's employment under the provision so indicated. No purported termination of employment shall be effective without such Notice of Termination.


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         2.14    PARTICIPANT  means an Executive Employee who is selected by the Committee to participate in the Plan and who continues to participate in the Plan pursuant to Article 3.

         2.15 PLAN means this Battle Mountain Gold Company Change in Control Severance Plan. The Plan is a welfare benefit plan under ERISA.

         2.16    SEVERANCE BENEFIT means the benefit payable in accordance with
Article 4 of the Plan.

         2.17    TERMINATION DATE means the Termination Date described in
Section 5.2 of the Plan.

         2.18 TERMINATION FOR CAUSE means a termination of the Executive Employee's employment which is based on the fact that the Executive Employee
(a) willfully and continually failed to substantially perform his or her duties with the Company (other than a failure resulting from the Executive Employee's incapacity due to Disability), or (b) willfully engaged in conduct which is demonstrably and substantially injurious to the Company, monetarily or otherwise.

         2.19 WAIVER AND RELEASE means an agreement between the Participant and the Company releasing the Company, its shareholders, subsidiaries, and affiliates, their directors, officers, employees, agents, assigns, insurers, and employee benefit plans, fiduciaries and agents of such plans from all claims and liabilities arising out of the Participant's employment and termination and including confidentiality provisions, which agreement is satisfactory to the Company with respect to form, substance and timeliness.

ARTICLE 3
PARTICIPATION

         The Committee may, in its discretion, designate one or more Executive Employees as Participants. Participation shall be conclusively evidenced by minutes of Committee meetings.

ARTICLE 4
SEVERANCE BENEFITS

         4.1 RIGHT TO SEVERANCE BENEFIT. A Participant shall be entitled to receive from the Company a Severance Benefit in the amount provided in
Section 4.2 if (a) during a Change in Control Window Period, the Company terminates the Participant's employment and it is not a Termination for Cause or due to Disability, or the Participant terminates his or her employment for Good Reason by Notice of Termination given to the Company within 60 days of the event constituting Good Reason, and (b) the Participant executes a Waiver and Release. If the Participant's employment is terminated outside of a Change in Control Window Period, or on account of Disability, death, Termination for Cause or voluntary termination other than


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for Good Reason, or if he or she is not a Participant on his or her Termination
Date, no Severance Benefit shall be paid.

         4.2 AMOUNT OF SEVERANCE BENEFIT. If a Participant's employment is terminated in circumstances entitling him or her to a Severance Benefit as provided in Section 4.1, such Participant shall be entitled to the following benefits:

                 a. Subject to Subsection 4.2(c) and Section 9.2 (Withholding of Taxes), the Company shall pay to the Participant, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, two times the Participant's Annual Compensation in a single cash payment (without any discount for accelerated payment). Such single sum payment shall be made as soon as practicable, but in all events no later than 75 days after the Participant's Termination Date. A Participant is only entitled to one Severance Benefit under this Plan.

                 b. To the extent that the Participant or any of Participant's dependents are covered under the terms of any group life, medical and dental coverage for active employees immediately prior to such termination, the Company will provide the Participant and those dependents with life, medical and dental coverage for a period of 24 months from the Termination Date. Notwithstanding the preceding, a Participant's coverage will stop earlier than the period indicated above when the Participant has other coverage of the same type, either as an employee or as a dependent. No coverage will be provided unless the Participant contributes the amount required from time to time from active employees for such coverages. In lieu of coverage under the Employees Health and Welfare Plan, the Company (or any of its subsidiaries or affiliates, if appropriate) may, in its discretion, provide such coverage through individual or group insurance policies, out of the Company's general assets, or by any other means, provided that such coverage shall be as equivalent to the group coverage as the Company determines, in its discretion, is obtainable. Such coverage is intended to satisfy the requirements for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), and shall be in lieu of any other continued or extended coverage provided by the Company.
         However, if the Participant would have been entitled to retiree medical coverage for life under the Company's Health and Welfare Plan, or its successor, had he or she retired on his or her Termination Date, such coverage shall be continued in lieu of the coverage provided under this Subsection 4.2(b).

                 c. The Severance Benefit shall be reduced such that the aggregate present value of all parachute payments to or for the benefit of the Participant under this Plan or any other plan of the Company or an affiliate of the Company shall not exceed three times the disqualified individual's base amount less one dollar in order to avoid excise taxes on disqualified individuals under Section 4999 of the Code and the disallowance of a deduction to the Company pursuant to Section 280G of the Code. For purposes of this Section 4.2, the terms "parachute payment," "base amount," "present value," and


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         "disqualified individual" shall have the meanings assigned to them under Sections 280G and 4999 of the Code and regulations thereunder. Where other plans of the Company contain similar restrictions on benefits to avoid tax consequences under Sections 280G and 4999 of the Code, any Severance Benefit payable hereunder on a change in control shall be reduced as necessary to implement such restrictions for all such plans.

                 d. All determinations required to be made under Subsection 4.2(c), including whether a reduction of Severance Benefit is required and the amount of such reduction, shall be made by an independent certified public accounting firm retained by the Company ("Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Participant within 60 days of the Termination Date. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. If as a result of the uncertainty in the application of Sections 280G and 4999 of the Code, the Accounting Firm or the Internal Revenue Service later determine that the reduction is insufficient, the parachute payment will be a payment due to a mistake of fact, and the Participant is obligated to return the parachute payment to the Company.

ARTICLE 5
TERMINATION OF EMPLOYMENT

         5.1 WRITTEN NOTICE REQUIRED. Any purported termination of employment within a Change in Control Window Period, either by the Company or by the Participant, shall be communicated by Notice of Termination to the other.

         5.2 TERMINATION DATE. The Participant's Termination Date shall be the earliest date specified by either the Company or the Participant in a Notice of Termination.

ARTICLE 6
CLAIMS PROCEDURE

         6.1 CLAIM. If a Participant or his or her beneficiary (a "Claimant") is denied all or any portion of an expected Plan benefit for any reason, he or she may file a claim with the Company. The Company shall notify the Claimant within 90 days of allowance or denial of the claim. The notice shall be in writing, sent by mail to Claimant's last known address, and must contain the following information:

                 a.       The specific reasons for the denial;

                 b. Specific reference to the pertinent sections of the Plan on which the denial is based; and

                 c. If applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.


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         6.2     REVIEW PROCEDURE.

                 a. A Claimant is entitled to request a review of any denial of his or her claim. The request for review must be submitted in writing within 60 days of the mailing of a notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his or her representative shall be entitled to review all pertinent documents, and submit issues and comments in writing.

                 b. The Company shall review the claim and render the final decision.

         6.3 FINAL DECISION. Within 60 days of the mailing of a request for review, the Company shall issue its final decision allowing or denying the claim. The decision shall be communicated in writing to the Claimant. The decision shall recite the facts and reasons for denial, with specific reference to the pertinent provisions of the Plan.

         6.4. SPECIAL CIRCUMSTANCES. If the Company requires a longer time for processing the claim or the review of the claim due to special circumstances, it shall notify the Claimant in writing before the date it would otherwise be required to issue its decision under Sections 6.1 and 6.3 above that an extension may be required. This extension notice will explain why additional time is required to process the claim and will indicate the date the decision is expected to be given. The Company may defer its decision an additional 90 days for an initial decision under Section 6.1 and an additional 60 days for a final decision under Section 6.3.

         6.5 ARBITRATION AND ENFORCEMENT. The Claimant must exhaust his or her administrative remedies as described above before appealing to a third party. All disputes, controversies and claims arising out of, in relation to, or in connection with this Plan, including whether the claim is arbitrable, shall be exclusively and finally settled by binding arbitration before a single arbitrator. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Either party may initiate arbitration by filing notice to the other party. If the parties cannot agree upon the selection of an arbitrator within 30 days after arbitration is initiated, the selection shall be made by the American Arbitration Association. The decision rendered by the arbitrator may be entered into any court. The Company shall pay the fees and expenses of the arbitration, except that the Company and the Claimant shall each pay its own travel costs and attorney's fees. Arbitration shall be conducted in Houston, Texas.

ARTICLE 7
ADMINISTRATION

         7.1     ADMINISTRATOR. The Plan shall be administered by the Company.

         7.2 NAMED FIDUCIARY. The Company shall be the named fiduciary of the Plan.


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         7.3     POWERS AND DUTIES OF COMPANY.  The Company shall have such powers as may be necessary to discharge its duties hereunder, which it shall execute in its sole discretion, including, but not by way of limitation, the following powers and duties:

                 a. To construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

                 b. To determine all questions arising in the administration of the Plan; and

                 c. To set down uniform and nondiscriminatory rules of interpretation and administration which may be modified from time to time in light of the Company's experience.

         7.4 DISINTERESTED REVIEW. No Executive Employee shall vote in a determination of his or her Severance Benefit.

         7.5 RECORDS AND REPORTS. The Company shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for the proper administration of the Plan.

         7.6 AGENT FOR SERVICE OF PROCESS. The Company shall be the agent for service of legal process for the Plan. The Company's address is 333 Clay Street, 42nd Floor, Houston, Texas 77002.

ARTICLE 8
AMENDMENT AND TERMINATION

         8.1 TERMINATION OF PARTICIPATION; AMENDMENT AND TERMINATION OF PLAN. By resolution adopted by it, the Committee may terminate a Participant's participation in the Plan, amend the Plan in any respect, and terminate the Plan. However, no such termination of participation, amendment or termination may affect an employee's participation in the Plan without his or her consent unless the Committee gives the Participant two years advance written notice, and the written notice is given before a Change in Control Window Period begins.

         8.2 FORM OF AMENDMENT. The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer of the Company.

ARTICLE 9
GENERAL PROVISIONS

         9.1 NO RIGHT TO EMPLOYMENT. This Plan is not an employment agreement. Nothing contained in this Plan shall be construed to limit in any way the rights of the Company or any of its affiliates to terminate a Participant's employment with the Company or an affiliate


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at any time.  Nothing contained in this Plan shall be evidence of any agreement or understanding, express or implied, that the Company or any affiliate will employ a Participant in any particular position or at any particular rate of remuneration. The Participant's employment, in the absence of any other written agreement to the contrary, shall be on an at will basis, terminable by either the Company or the Participant on notice to the other.

         9.2 WITHHOLDING OF TAXES. The Company may withhold from any Severance Benefits payable under this Plan all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         9.3 NO FUNDING. Participants have the status of general unsecured creditors of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

         9.4 NO ASSIGNMENT. A Participant's rights to benefit payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary, other than by transfer by will or by the laws of descent and distribution. In the event of any attempt at such prohibited assignment or transfer, the Company shall have no liability to pay any amount so assigned or transferred.

         9.5 SUCCESSORS. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, combination, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which such successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The Company, its subsidiaries or affiliates, and any purchasers shall not be liable under this Agreement to an employee of a company after such company ceases to be affiliated with the Company except as specified above.

         9.6 REPLACEMENT OF PRIOR PLANS. This Plan replaces and is a substitute for any plans, employment agreements, severance agreements, offer letters, and other communications, whether oral or written, effective prior to the Effective Date. Participation in this Plan is contingent upon the Executive Employee's signing a waiver and release satisfactory to the Company with respect to form, substance and timeliness of all rights under such plans, agreements, letters and other communications.

         9.7 PROTECTIVE PROVISIONS. Payment of benefits under this Plan is conditioned upon the Participant's cooperation with the Company by furnishing any and all information requested by it in order to facilitate the payment of benefits hereunder.


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         9.8     TERMS.  Whenever any words are used in this Plan in the
singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where that would apply.

         9.9 CAPTIONS. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meanings or construction of any of its provisions.

         9.10 NOTICE. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company at its principal office. Any notice required or permitted to be given to the Participant under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the last known address of the Participant. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Participants or beneficiaries receiving payments are required to provide notice to the Company of a change of address within 30 days of such change.

         9.11 VALIDITY. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted in the Plan.

         9.12 CONSTRUCTION. This Plan shall be subject to and construed under the laws of the United States and, to the extent not superseded by the laws of the Untied States, the laws of the State of Texas.

         IN WITNESS WHEREOF, the Company has caused the Battle Mountain Gold Company Change in Control Severance Plan to be executed by its duly authorized officer on this _________ day of ___________________, 1997, to be effective on
December 2, 1997.

                                  BATTLE MOUNTAIN GOLD COMPANY:
ATTEST:

                                  By:
                                     ------------------------------------------
                                  Its:
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